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                                                                   Exhibit 10.16
                                    February 2, 1998

Personal & Confidential

Mr. Robert Schaal
321 Price Street
West Chester, PA 19382

Dear Bob:

     It is a pleasure for me to offer you employment as Chairman and Chief Executive Officer of Gulf States Steel, Inc. of Alabama (the "Company") under the following terms and conditions:

     1.  Employment Date:  You will commence your employment with the Company on
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         February 4, 1998 (the "Employment Date").

     2.  Base Salary:  Your base salary during your employment with the Company
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         will be at the rate of $25,000 per month, subject to adjustment (at the
         Company's sole discretion) based on a review of your performance on each anniversary of the Employment Date, and payable in accordance with the normal salary payment procedures for senior executives of the Company.

     3.  Bonus:  You will have the opportunity to earn a bonus in accordance
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         with the terms used to pay bonuses to the other officers of the Company under the Company's bonus plan (the "Plan"), as in effect from time-to-time. The Plan currently in effect allows the participant to receive a bonus of 25% to 50% of his base salary earned in such fiscal year, upon the achievement of pre-approved (by the Board of Directors) operating and financial performance levels of the Company. In addition, as soon as possible after the start of your employment with the Company, we will endeavor to agree to certain short-and long-term operating and financial performance goals, as well as goals related to implementation of the Company's strategic plan, which, if achieved by you, will allow you to receive a bonus of up to an additional 35% of your base salary. This additional bonus will apply to the fiscal year ending October 31, 1998 only, after which you will participate solely in the Plan as described above. In order to qualify for the bonus, however, you must be employed by the Company at the end of the fiscal year for which a bonus might be payable. Payment of a bonus is subject to approval of the Company's Board of Directors, and the Company reserves the right to change, alter, amend or discontinue the bonus plan in effect at any time.

     4.  Duties:  At the time you commence your employment with the Company,
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         you will serve as the Chairman and Chief Executive Officer of the
         Company. The Company's Board of Directors will also invite you to join the Board as a member. While you are employed by the Company, you will report directly to the Chairman of the Board of Directors, and you shall perform such duties as he and the Board of Directors may request from time-to-time. While you are employed by the Company, you shall devote your full working time, best efforts, knowledge and skills

Mr. Robert Schall
February 2, 1998
Page 2

         exclusively to the business of the Company and, at all times, act in the best interests of the Company.

     5.  Termination:  Your employment with the Company shall be on an "at will"
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         basis and, accordingly, either of us shall have the right at any time to terminate your employment with the Company by written notice given to the other. Notwithstanding the foregoing, (i) you will be guaranteed your annual base salary for a period of one (1) year from the Employment Date, and (ii) you shall be eligible to severance pay (at the rate of your annual base salary in effect at that time) payable over a one (1) year period (the "Severance Period") if your employment with the Company is terminated for reasons other than "cause." The term "cause" will be defined in the non-competition agreement referred to below. Medical insurance benefits would also continue in effect for the same period.

     6.  Non-Competition Agreement:  As a condition to your employment by the
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         Company, you agree that, on the Employment Date you will enter into a non-competition agreement whereby you agree not to compete, directly or indirectly, with the business of the Company or any other steel business acquired by the Company or any other affiliate of Watermill Ventures, Ltd. while you are employed by the Company (collectively, the "Watermill Steel Companies") for a period of two (2) years following the termination of your employment with the Company. Such non-competition arrangement will apply: a) to companies, wherever located, in the same or similar businesses as the Watermill Steel Companies for the first year following the termination of your employment with the Company and, for the second year following the termination of your employment with the Company, (b) to a list of companies that we will mutually agree upon, and to any companies which are not currently on such list, but which later own, operate or control facilities in the same or similar businesses as the Company which are located within a 500-mile radius of the Company.

     7.  Fringe and Health Benefits:  You shall be entitled to participate in
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         those retirement, health and other fringe benefits generally made available from time-to-time to senior executives of the Company.

     8.  Incentive Stock Options:  As soon as possible after the start of your
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         employment with the Company, we will enter into an Incentive Stock
         Option Agreement with you whereby you will have the opportunity to share in 2.5% of the equity appreciation of GSS Holding Corp., the parent company of the Company, from the Employment Date forward; subject to certain restrictions, including gradual vesting as follows:
         20% on the Employment Date, 20% on August 4, 1999, 20% on August 4, 2000, 20% on August 4, 2001, and the remaining 20% on August 4, 2002, all of which are in accordance with the terms of the GSS Holding Corp. 1995 Employee, Director and Consultant Stock Option Plan.

Mr. Robert Schall
February 2, 1998
Page 3

     9.  Relocation Costs:  The position requires residency within Gadsden or
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         its immediate vicinity. In order to defray the costs of moving from the
         West Chester, Pennsylvania area to the Gadsden, Alabama area, the Company will pay the following (not to exceed $60,000 in the aggregate): (a) your reasonable temporary living expenses in the Gadsden area until your family is relocated, (b) your reasonable closing costs, including real estate commissions, incurred in connection with the sale of your home in the West Chester area and the purchase of a home in the Gadsden area, (c) your reasonable expenses for moving your household furnishings to the Gadsden area, with amount to be determined by submission of bids from at least two reputable moving firms, and (d) your reasonable travel expenses associated with your relocation.

     10. Physical Examination:  This offer of employment is conditioned upon
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         your passing a physical examination, to be administered by a physician of your choice (reasonably acceptable by the Company), with results satisfactory to the Company, within 30 days after your acceptance hereof.

     Please sign the extra copy of this letter to indicate your agreement with the foregoing and to confirm your agreement that you are under no disability, and that you are not a party to any other agreement, that would prevent you from entering into this employment relationship with the Company or from fully performing your duties for the Company in a satisfactory manner. Please return a signed copy of this letter to me by February 3, 1998.

     Bob, we greatly look forward to your anticipated contributions and we look forward to welcoming you to the Gulf States team.


                                         Sincerely yours,

                                         GULF STATES STEEL, INC. OF
                                         ALABAMA

                                         By:  /s/ Steven E. Karol
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                                            Steven E. Karol
                                            Chairman of the Board of Directors
CONFIRMED AND AGREED TO:

/s/ Robert Schaal
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Robert Schaal